EXHIBIT 99.1

Contact: Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2010 Fourth Quarter and Full Year Results

ALPHARETTA, GEORGIA — February 23, 2011 — Neenah Paper, Inc. (NYSE:NP) today reported earnings from continuing operations of $0.43 per diluted common share in the fourth quarter of 2010, compared to earnings of $0.28 per share in the fourth quarter of 2009. Consolidated net sales of $160 million in the fourth quarter of 2010 increased four percent compared with the prior year period. Included in 2010 fourth quarter earnings was $0.13 per share for a gain on the sale of the Ripon fine paper mill. Earnings in the fourth quarter of 2009 included $0.05 per share, primarily for costs associated with refinancing the company’s revolving credit facility. Excluding these items, adjusted fourth quarter earnings per share were $0.30 in 2010 and $0.33 in 2009.

For the full year, net sales of $658 million in 2010 increased 15 percent from $574 million in 2009. Earnings per diluted common share of $1.61 in 2010 compared with a loss of $0.12 per share in 2009. Excluding special items mostly related to the 2009 closure and 2010 sale of the Ripon mill, adjusted earnings per share of $1.47 in 2010 were almost double adjusted per share earnings of $0.76 in 2009. Adjusted earnings are a non-GAAP measure and are reconciled to comparable GAAP measures later in this release.

In addition, the company earned $8.60 per diluted common share from its discontinued operations in 2010, primarily as a result of the March sale of its remaining timberlands. In 2009, earnings from discontinued operations were $0.04 per share.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer, said “The fourth quarter provided a solid finish to a very successful year and also reflected a return to more normal patterns of seasonality compared with a rapidly recovering economy in late 2009. We are pleased with our continued top-line growth in the quarter, including record sales for filtration, and for the full year, Technical Products revenues are back to pre-recession levels, but with record profits. While input costs remain near all-time highs, we continue to offset the majority of this with volume growth, cost improvements and price realization. Our competitive position is strong, and our businesses are generating significant cash flows which we have used to reduce long-term debt and to increase dividend payments to our shareholders.”

Quarterly Segment and Other Financial Results

Technical Products net sales were $92.1 million in the fourth quarter of 2010, an increase of five percent compared with $88.0 million in the fourth quarter of 2009. On a constant currency basis, sales increased 11 percent as U.S. dollar sales were six percent lower in 2010 due to currency translation with a weaker Euro. Revenue growth in the fourth quarter 2010 was led by increases in filtration, graphics and identification and European wall cover products, and reflected a higher value mix, increased selling prices and one percent overall volume growth.

Operating income for Technical Products of $4.4 million in the fourth quarter of 2010 compared with $6.5 million in the fourth quarter of 2009. Lower income in 2010 resulted from almost $7 million of higher input costs, as well as increased operational costs. Costs for operations were higher in 2010 due in part to added downtime associated with more typical seasonality, compared to reduced levels in 2009 when the economy was recovering. Higher costs were partly offset by benefits from increased selling prices, a more profitable mix and reductions in other costs.

Fine Paper fourth quarter 2010 net sales of $68.2 million increased three percent from prior year sales of $66.5 million. Increased sales in 2010 resulted from higher selling prices and a higher value product mix, which more than offset a five percent decline in volumes. Volumes in the fourth quarter of 2010 reflected weaker market demand and lower sales of non-branded products which were partly offset by double-digit growth in international, packaging and label products. The improved mix in 2010 reflected increased sales of envelopes, CraneTM cotton papers and a greater proportion of sales of other premium branded products.

Operating income for Fine Paper of $13.1 million in the fourth quarter of 2010 compared to income of $9.3 million in the fourth quarter of 2009. Excluding impacts of the 2009 closure and 2010 sale of the Ripon mill, adjusted operating income increased to $9.8 million in 2010 from $8.8 million in 2009. The 11 percent increase in income in 2010 reflected benefits from improved operational performance and higher selling prices, which more than offset a $3 million increase in fiber costs.

Consolidated selling, general and administrative (SG&A) expense of $17.7 million in the fourth quarter of 2010 was reduced from $18.1 million in the fourth quarter of 2009. Unallocated corporate expense of $4.2 million in the fourth quarter of 2010 also fell compared to $4.5 million in the prior year. For the full year, SG&A costs of $69.3 million in 2010 were similar to 2009 expense of $69.1 million.

Net interest expense of $4.8 million in the fourth quarter of 2010 compared to $6.8 million in the same quarter of 2009. Excluding 2009 costs of $1.4 million related to amending a credit agreement, net interest decreased $0.6 million, primarily as a result of lower debt in 2010.

The effective income tax rate was 21 percent for the fourth quarter of 2010 compared to a rate of nine percent in the fourth quarter of 2009. Fourth quarter results in both periods included adjustments to reflect final mix of income between segments. For the full year, the effective tax rate was 28 percent in 2010 and 74 percent in 2009. The tax rate in 2009 reflected the impact of costs associated with the closure of the Ripon fine paper mill.

Cash flow provided from operations in the fourth quarter of 2010 was $12.1 million, compared to $10.5 million in the same period of 2009. Capital spending of $6.5 million in the fourth quarter of 2010 increased from $2.4 million spent in the fourth quarter of 2009, primarily due to spending in 2010 on an additional meltblown production line in Germany to support global filtration growth. Net cash flow in the fourth quarter of 2010 was used to increase cash balances by $10 million and reduce debt by $1 million.

Full Year 2010

Net sales of $657.7 million in 2010 increased 15 percent compared with sales of $573.9 million in 2009. Sales in 2010 for both segments increased as a result of significantly higher volumes helped by increased market demand, an improved sales mix and higher prices. These benefits offset a two percent, or $12 million, reduction in sales due to currency translation resulting from a weaker Euro in 2010.

Operating income of $55.1 million in 2010 compared to $16.4 million in 2009. Excluding adjustments due primarily to the 2009 closure and 2010 sale of the Ripon mill, operating income in 2010 was $51.7 million and increased 54 percent from $33.5 million in 2009.  Operating income increased in 2010 as a result of higher volumes, increased selling prices, an improved mix, and lower operational costs that combined to offset approximately $33 million of higher input costs. Adjustments to operating income included a charge of $17.1 million related to the May 2009 closure of the Ripon fine paper mill and a gain of $3.4 million from the sale of the mill in October 2010.

Earnings per diluted common share from continuing operations were $1.61 in 2010, compared to a loss of $0.12 in 2009. Excluding unusual items noted below, adjusted earnings per share were $1.47 in 2010 and $0.76 in 2009. Increased earnings in 2010 resulted from higher operating income and lower interest expense.

A reconciliation of adjusted income measures to comparable GAAP measures is shown below:

Continuing Operations

	Fourth Quarter		Full Year
	2010	2009	2010	2009

Operating Income	$13.3	$11.3	$55.1	$16.4
(Gain)/Loss on Ripon Closure and Sale	(3.3)	(0.5)	(3.4)	17.1
Adjusted Operating Income	$10.0	$10.8	$51.7	$33.5

Income (Loss)	$6.7	$4.1	$25.0	$(1.8)
(Gain)/Loss on Ripon Closure and Sale	(2.1)	(0.3)	(2.1)	11.1
Refinancing Interest Expense	—	0.9	—	0.9
Income Tax Adjustments	—	0.3	—	1.0
Adjusted Income	$4.6	$5.0	$22.9	$11.2

Earnings (Loss) per Diluted Common Share	$0.43	$0.28	$1.61	$(0.12)
(Gain)/Loss on Ripon Closure and Sale	(0.13)	(0.02)	(0.14)	0.76
Refinancing Interest Expense	—	0.06	—	0.06
Income Tax Adjustments	—	0.02	—	0.07
Adjusted Earnings per Share	$0.30	$0.33	$1.47	$0.76

Diluted Shares	15,697	15,001	15,512	14,655

Cash from operating activities was $54.5 million in 2010 and $64.9 million in 2009. Decreased cash flow in 2010 was due to lower cash provided from working capital, which had benefitted in 2009 from receipt of a $10.9 million tax refund and reduced requirements due to lower 2009 sales levels. Capital spending of $17.4 million in 2010 compared to $8.4 million in 2009. In 2010, the company also received cash of $78.0 million for the sale of its remaining timberlands. Available free cash flows in 2010 were used to pay down debt by $73 million and to increase cash by $43 million.

Discontinued Operations

Year-to-date income from discontinued operations was $134.1 million, primarily from a gain on the sale of timberlands and commensurate reclassification of foreign currency translation gains from accumulated other comprehensive income into earnings, following the company’s substantially complete liquidation of its Canadian investments in March 2010. Income from discontinued operations in 2009 was $0.6 million.

Outlook

The company noted certain items expected to impact 2011 estimates:

•                  Continued modest growth in global economies.

•                  Higher material input costs, especially for pulp in the first half of the year, partly offset by selling price increases and cost control initiatives.

•                  Consolidated tax rate percent in the low 30s, with lower cash tax payments.

•                  Reduced interest expense of $3 million in 2011 following the call of $65 million of senior notes to be completed in March.

•                  Capital spending of $20 to $25 million and depreciation of $29 million.

•                  Quarterly dividends of $0.11 per share, an increase of 10 percent from 2010.

Conference Call

Neenah Paper will hold a webcast to discuss fourth quarter earnings and other matters of interest at 11 a.m. Eastern time on Thursday, February 24. Stockholders and other interested parties are invited either to listen live to the webcast or participate actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 for international callers. All participants should use conference ID 40366785.

A replay of the call will be available through the company’s web site until March 25, 2011 and may also be accessed by dialing (800) 642-1687 in the U.S. or (706) 645-9291 internationally, using conference ID 40366785.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium and performance-based products used in a variety of applications. Its technical products business manufactures a variety of base substrates and applies saturating, coating and other surface treatments to make filtration media, backing and release papers, and other specialty materials for industrial and consumer applications. Neenah also produces premium fine papers for high-end printing and writing needs. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the Company has manufacturing operations in the United States and Germany and sells its products in over 70 countries worldwide. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) changes in prices for pulp, energy, latex and other raw materials, (ii) worldwide economic conditions, (iii) U.S. dollar/Euro and other exchange rates, (iv) significant capital and credit market volatility, (v) the availability of raw materials, (vi) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (vii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net Sales	$160.3	$154.5	$657.7	$573.9
Cost of products sold	132.6	125.9	537.7	472.3
Gross Profit	27.7	28.6	120.0	101.6
Selling, general and administrative expenses	17.7	18.1	69.3	69.1
Loss (gain) on closure and sale of the Ripon Mill	(3.3)	(0.5)	(3.4)	17.1
Other income - net	—	(0.3)	(1.0)	(1.0)
Operating Income (Loss)	13.3	11.3	55.1	16.4
Interest expense-net	4.8	6.8	20.3	23.2
Income (Loss) From Continuing Operations Before Income Taxes	8.5	4.5	34.8	(6.8)
Provision (benefit) for income taxes	1.8	0.4	9.8	(5.0)
Income (Loss) From Continuing Operations	6.7	4.1	25.0	(1.8)
Income from discontinued operations, net of income taxes	0.1	0.8	134.1	0.6
Net Income (Loss)	$6.8	$4.9	$159.1	$(1.2)

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.45	$0.28	$1.69	$(0.12)
Discontinued Operations	0.01	0.05	9.05	0.04
	$0.46	$0.33	$10.74	$(0.08)

Diluted
Continuing Operations	$0.43	$0.28	$1.61	$(0.12)
Discontinued Operations	—	0.05	8.60	0.04
	$0.43	$0.33	$10.21	$(0.08)

Weighted Average Common
Shares Outstanding (000s)
Basic	14,787	14,620	14,744	14,655

Diluted	15,697	15,001	15,512	14,655

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net Sales:
Technical Products	$92.1	$88.0	$384.3	$318.3
Fine Paper	68.2	66.5	273.4	255.6
Consolidated	$160.3	$154.5	$657.7	$573.9

Operating Income (Loss):
Technical Products	$4.4	$6.5	$29.2	$14.4
Fine Paper	13.1	9.3	40.5	17.5
Corporate and other	(4.2)	(4.5)	(14.6)	(15.5)
Consolidated	$13.3	$11.3	$55.1	$16.4

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$48.3	$5.6
Accounts receivable - net	70.7	67.7
Inventories	69.4	70.7
Deferred income taxes	19.5	62.7
Prepaid and other current assets	14.1	24.5
Total current assets	222.0	231.2
Property, plant and equipment - net	261.9	284.4
Deferred income taxes	43.1	36.4
Goodwill and other intangibles - net	65.5	72.4
Other non-current assets	14.2	13.1
Total assets	$606.7	$637.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$13.6	$55.6
Accounts payable	30.4	27.2
Accrued expenses	48.4	49.6
Total current liabilities	92.4	132.4
Long-term debt	231.3	263.6
Deferred income taxes	19.4	23.7
Noncurrent employee benefits and other obligations	104.4	108.3
Total liabilities	447.5	528.0
Stockholders’ equity	159.2	109.5
Total liabilities and stockholders’ equity	$606.7	$637.5

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Operating Activities
Net income (loss)	$6.8	$4.9	$159.1	$(1.2)
Depreciation and amortization	7.9	9.0	31.3	34.5
Stock-based compensation	1.2	1.2	4.9	4.7
Deferred income tax provision (benefit)	3.2	(1.6)	37.0	(9.4)
Pre-tax (gains) losses on disposal of assets	(3.2)	0.2	(165.2)	6.5
Decrease (increase) in working capital	(2.0)	(2.4)	(3.9)	27.4
Pension and other postretirement benefits	(1.7)	(1.8)	(7.8)	2.4
Other	(0.1)	1.0	(0.9)	—
Cash provided by operating activities	12.1	10.5	54.5	64.9
Investing Activities
Capital expenditures	(6.5)	(2.4)	(17.4)	(8.4)
Net proceeds from sale of the Woodlands	—	—	78.0	—
Other	6.2	—	5.9	0.1
Cash used in investing activities	(0.3)	(2.4)	66.5	(8.3)
Financing Activities
Short and long-term borrowings	4.2	42.3	13.4	54.8
Repayment of debt	(5.2)	(48.6)	(86.3)	(103.0)
Cash dividends paid	(1.5)	(1.5)	(5.9)	(5.9)
Other	0.4	—	0.5	(0.1)
Cash provided by (used in) financing activities	(2.1)	(7.8)	(78.3)	(54.2)
Effect of exchange rates on cash and cash equivalents	(0.1)	(0.1)	—	(0.1)
Increase (decrease) in cash and cash equivalents	$9.6	$0.2	$42.7	$2.3